UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2011

WELLS CORE OFFICE INCOME REIT, INC.
(Exact name of registrant specified in its charter)

Maryland	000-54248	26-0500668
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

6200 The Corners Parkway
Norcross, Georgia 30092-3365
(Address of principal executive offices)

Registrant's telephone number, including area code: (770) 449-7800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Definitive Material Agreement

Execution of a Purchase and Sale Agreement

Wells Core Office Income REIT, Inc. (the "Registrant”) has entered into a purchase and sale agreement (the "Agreement") to purchase a six-story office building containing approximately 183,000 square feet (the "7601 Technology Way Building") for approximately $41.5 million, exclusive of closing costs. On June 3, 2011, the Registrant, through a wholly owned subsidiary, entered into the Agreement with LBA Realty Fund II-Company VII, LLC, (the "Seller"), a Delaware limited liability company that is not affiliated with the Registrant, to purchase all of the Seller's interest in the 7601 Technology Way Building. The acquisition is expected to be funded with proceeds raised from the Registrant's ongoing public offering and proceeds from its $70.0 million credit facility. The 7601 Technology Way Building was built in 1997 and is located on approximately 9.9 acres of land in Englewood, Colorado. The 7601 Technology Way Building is currently 100% leased to Jackson National Life Insurance Company.

Under the Agreement, the closing of the transaction will occur on July 6, 2011, unless extended pursuant to terms and conditions of the Agreement. The consummation of the purchase of the 7601 Technology Way Building is subject to certain conditions. Other assets may be identified that the Registrant may acquire before or instead of the investment described above. At the time of filing, the Registrant cannot make any assurances that the closing of this investment will occur.

Advisory Agreement Renewal

Effective June 7, 2011, the advisory agreement among the Registrant and Wells Core Office Income REIT Advisory Services, LLC (the “Advisor”) was renewed through June 6, 2012 upon terms identical to those of the advisory agreement in effect through June 6, 2011, which was filed as Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q filed November 9, 2010 and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS CORE OFFICE INCOME REIT, INC.

Dated: June 7, 2011	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President, Secretary and Treasurer